CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Glasgow Prestwick Airport Prestwick Ayrshire Scotland KA9 2RW Tel +44 (0)1292 479888 Fax +44 (0)1292 479703

16 December 2011

Personal & Private

Scott McLarty
[****]
[****]
[****]
[****]
[****]

Dear Scott,

Vice President Preston/Prestwick Site

I would like to take this opportunity to congratulate you on your new position within Spirit AeroSystems, Inc. Your leadership skills and behaviours are critical to the Spirit team, as they will directly affect your organization the company as a whole. We are continuing to focus on execution and delivery of our current business. Therefore, we will need your leadership to motivate people and strategically manage the business.

1.Your new title, Vice President Preston/Prestwick Site is effective from December 16, 2011.
2.Your Reference Salary is £102,000 p.a. Spirit AeroSystems (Europe) Ltd operates various salary sacrifice arrangements. Your reference salary is defined as your salary prior to any adjustments as a result of participating in one or more of these arrangements.

3.You may be invited to participate in the Spirit AeroSystems Holdings, Inc. Short term Incentive Plan (the STIP) and the Long term Incentive Plan (the LTIP) or other incentive schemes operated by the Company from time to time, in accordance with their rules from time to time enforced. Your potential award under the STIP shall be prorated for year 2011 to account for your actual service in the above position. The first year STIP incentives shall include 60% of base salary (less the appropriate pro rata adjustment described above) if target performance goals are reached. If the target performance goals are not reached or if target performance goals are exceeded, you shall be entitled to incentive compensation (if any) otherwise provided by Company Policy and/or the STIP plan. You are also eligible to receive an award of shares of common stock of Spirit AeroSystems Holdings, Inc. (“Holdings”) under the Spirit AeroSystems Holdings Inc Long Term Incentive Plan (the LTIP) the value of which equals (as determined under such conventions and rules as Holdings board of Directors or the LTIP administrative committee may adopt) 70% of employees base salary, subject to and in accordance with the terms and provisions of the LTIP and the Terms and Conditions established with respect to such awards by the Holdings board of Directors and the LTIP administrative committee (including but not limited to a vesting schedule).
Spirit AeroSystems (Europe) Limited Company Number 05663660 Registered Office Tower Bridge House St Katharine’s Way London E1W 1AA

4.Any participation in the STIP and LTIP will be voluntary and subject to the above-described plan documents and will not constitute a contractual entitlement under this Agreement or give rise to any rights or remedies against the Company. You will be deemed irrevocably to have waived any such entitlement, rights or remedies by participating in the Incentive Schemes. In particular but without prejudice to the above, if your employment terminates for any reason and your options, rights or expectations (if any) under the Incentive Schemes lapse or are otherwise lost or altered pursuant to the Rules, you will not be entitled to damages for wrongful dismissal or breach of contract, compensation for unfair dismissal or otherwise to any sum or other benefits to compensate him in respect of any loss under the Incentive Schemes that you may suffer as a result. For the avoidance of doubt, the Company in its sole and absolute discretion reserves the right to discontinue, replace, vary or amend the Incentive Schemes at any time on reasonable notice. An award under an Incentive Scheme in one year will not influence or set a precedent in relation to future years.

5.Your Reference (Base) Salary will next be reviewed with effect from 1st May 2012. Positions at this level are paid on or about the 15th of each month.

6.Your place of work will be the Prestwick Site.

7.The standard holiday entitlement is 33 days, including public holidays, with a further day after 5 years and 10 years service respectively, giving a maximum entitlement of 35 days.

8.You will continue to be eligible to participate in the Company’s Healthcare Scheme, EXCEL. This scheme is voluntary and contributory.

9.You are entitled to receive a personal car allowance of £833 per month. This will increase to £888 per month with effect from 1st January 2012. The scheme does not include the provision of fuel for private and domestic purposes.

10.Your Normal Retirement Age will be 62.

11.New employees are automatically entered into the Pension scheme upon joining the Company. If you choose to opt-out, you will need to complete the scheme opt-out form and return it to your local HR Department. Please note should you opt-out, future entry will require specific permission of the Trustees and the Company.

If you are currently a member of the Spirit AeroSystems (Europe) Ltd Pension Scheme, you will remain a member of that scheme. If you then choose to opt-out future entry will be as detailed above, and any future re-entry would be to the defined contribution section of the scheme only.

Details of the Pension Scheme are available in a separate booklet.

12.Your statutory period of continuous employment began on 21st May 1990. This takes into account your previous employment with predecessor or associated companies.

13.Your appointment is subject to a minimum period of notice of 9 months from the Company and 6 months from yourself. In the event that the company terminates your employment for reasons other than gross misconduct, you will receive a sum equivalent to 9 months salary (less any salary paid for service under notice of termination).

14.You will be subject to the usual provisions to (i) address conflicts of interest and garden leave, (ii) to protect confidential information and (iii) to protect the business interests and trade secrets of the Company post the termination of your employment.

Enclosed with this offer are the following documents:
•Terms and Conditions of Employment
•Code of Ethics and Business Conduct Policy
To accept this offer:
Please sign one copy of this letter and the enclosed Terms and Conditions of Employment.

All of the completed documents should be sent to Jenny Scales, Head of HR, Building 90, Spirit AeroSystems (Europe) Ltd, Glasgow Prestwick International Airport, Prestwick KA9 2RW within 14 days of the date of this letter, after which it will lapse. In the meantime, if you have any queries relating to this letter, please contact Jenny Scales on [****]. Once again, please accept my congratulations on your promotion.

If you would like to discuss any aspect of this offer, please do not hesitate to contact me.

Yours sincerely
For and on Behalf of Spirit AeroSystems (Europe) Ltd

/s/ Jenny Scales (PP)

Neil McManus
Vice President and Managing Director Spirit Europe
________________________________________________________________

I hereby accept this appointment on the terms detailed above and those contained in the attached ‘Contract of Employment’.

Signed	/s/ Scott McLarty	Date	22/12/11

Name: Scott McLarty

Position:        Vice President Preston/Prestwick

Date of Offer Letter:    16th December 2011

This Contract of Employment, together with the Company’s letter of offer to an individual also constitutes the written statement of the Terms of Employment pursuant to sections 1 to 4 (inclusive) of the Employment Rights Act 1996.

The following particulars in this statement are correct at, and effective from, the date you accept this appointment with Spirit AeroSystems (Europe) Ltd.

Acceptance of this appointment with the Company also confirms an acceptance of the terms and conditions specified above.

080123 Statement of Terms and Conditions of Employment

Service Agreement

This Agreement is made on 16th December 2011

between:

(1)Spirit Aerosystems (Europe) Limited of [Prestwick, Ayrshire, Scotland, KA9 2RW] (the “Company”); and

(2)Scott McLarty, Barquey Farmhouse, Woodhead Road, Sundrum, Ayrshire KA6 5JZ (“you”)

Definitions

“Board” means the Board of Directors of the Company or an authorised committee of it;

“Group” means the Company and the Group Companies;

“Group Company” means the Company, and any holding or subsidiary company as defined in Section 736 of the Companies Act 1985;

“Termination Date” means the date on which your employment ends.

1.Date of Commencement and Continuity of Employment with

This appointment will commence on the date shown in your Offer Letter.

Your statutory period of continuous employment began on the date shown in your Offer Letter. This takes into account your previous employment with predecessor or associated companies.

The basic terms and conditions of your employment by the Company are not subject to any Collective Agreements. They are in accordance with current Law, subsequent legislation, this document, your letter of offer (attached at Appendix 1) and any similar subsequent document together with any changes to the documentation as may be notified from time to time.

You are also required to comply with the local rules and regulations (the “Regulations”) applicable at the site on which you are working from time to time. Where any conflict arises between this Contract and the local Regulations then this Contract shall prevail, except in issues of Health and Safety where local Regulations will prevail.

Any alterations in the Terms and Conditions of Employment shall be recorded within one month of the date of any such alteration.

2.Job Title and Duties

The title of the job in which you are employed is as shown in your Offer letter. This title does not limit your duties and the Company may require you, from time to time, to undertake additional or other duties.

You are required to act in the best interests of the Company and to carry out such duties as you may reasonably be called upon to undertake from time to time. You shall during normal business hours devote your whole time and attention to the business of the Company and shall not without prior written consent of the Company engage or be concerned in any other business or activity which may in any way conflict with the interests of the Company.

3.Place of Work

Your place of work is shown in your Offer Letter.

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The Company may, from time to time, require you to work at other locations either on a permanent or temporary basis as necessary to meet the needs of the business, in which case appropriate relocation support will be available.

4.Remuneration

Your salary is as shown in your Offer Letter. Unless otherwise stated in your Offer Letter, this is payable at monthly intervals by direct credit transfer on or around the 15th day of each month, and your salary will be reviewed annually in accordance with the Company practice.

5.Acceptance of Conditions

On appointment, you are required to acknowledge receipt and acceptance of the conditions of staff employment set out in this document.

Masculine gender, whenever used in this document, includes the feminine gender.

6.Health

Appointment of all employees and their continued employment may, at the discretion of the Company, be subject to a satisfactory medical examination by a medical adviser to be appointed or approved by the Company and you authorise the medical adviser to disclose to the Company the results of the examination.

7.Hours of Attendance

You will work such hours as are deemed necessary by the Company for the satisfactory completion of your duties, subject to a minimum of 37 hours per week. No additional payments will be made for hours worked in excess of 37 hours per week.

8.Holidays

You are entitled to take 33 days holidays per calendar year, including public holidays, with a further day after 5 years and 10 years service respectively, giving a maximum entitlement of 35 days.

All holidays must be taken within the current holiday year and only on dates acceptable to the line manager.

The method of calculation of entitlement to holiday pay for employees leaving service shall be equal to the number of days the employee is entitled to in line with his service as per this clause 8, pro-rated down equally in line with the number of weeks he will have worked at his leaving date. Any days already taken within the calendar year shall be deducted from the above total.

9.Absence due to Sickness

If you are unable to attend work for any unforeseen reason you, or someone on your behalf, must notify your Manager as soon as possible. If you are unable to attend work due to illness, you should notify the Occupational Health Centre on the first day of absence, preferably no later than 12 noon on the first day of absence and provide the information necessary to facilitate the completion of Form SC1. On return to work, employees must report to the Occupational Health Centre in order to complete Form SC2. Employees must obtain free issue medical certificates in respect of absences of 8 or more days duration. Certificates must be sent directly to Occupational Health on receipt.

The Spirit AeroSystems (Europe) Ltd self certification of absence form and/or Doctor’s statements when submitted shall be used to verify entitlement to Statutory Sick Pay (SSP) and to Company sickness benefit.

You are expected to claim for any State benefit to which you are entitled.

080123 Statement of Terms and Conditions of Employment

The Company reserves the right to discontinue payment during sickness or injury but normally the statutory level of benefits to be payable in any rolling 52 week period shall be made up to basic salary in accordance with the following table:

Continuous Service at the Beginning of sickness	Period of Full Pay
Less than 3 years	24 weeks
More than 3 years but less than 5 years	36 weeks
More than 5 years	48 weeks

In the event that payment is made in accordance with this table, or otherwise, where SSP is not payable, employees will be paid current salary/wage less any benefits provided under Social Security legislation.

Should payment under the above table expire before entitlement to SSP expires, the Company will only make the necessary statutory payments.

On the first day of absence, sick pay is calculated by subtracting the number of weeks payment for sickness absence made in the previous fifty-two weeks from the appropriate number of weeks shown in the above table.

10.Travelling and Other Expenses

Reasonable travelling and other expenses wholly and necessarily involved in carrying out the business of the Company will be refunded to you providing that a claim is made on the form provided for this purpose and such expenses are in line with Company policy and approved by your Manager.

If you are required to work long term periods away from your normal base, you will be provided with a separate contract for the duration of such work.

11.Period of Notice

Your employment is subject to the minimum periods of written notice as contained in your Offer Letter.

The Company reserves the right in its absolute discretion when notice to terminate your employment has been given either by you or the Company to terminate your employment at any time with immediate effect on payment of Reference Salary (as defined in your Offer Letter and amended from time to time) only in lieu of notice. For the avoidance of doubt this shall be exclusive of bonus, overtime and any other allowances which are paid, above basic salary.

Any payment in lieu of notice made under this clause [11] will be subject to deductions of tax and national insurance contributions. [Payment of base salary in lieu of notice will be made in equal monthly instalments for the remainder of the notice period and no further payments will be made to you if you start any paid employment employment or other work for which you are paid a salary comparable to your salary from the Company.

Your employment may be summarily terminated by the Company without notice or payment in lieu of notice in the event of any serious breach by you of the terms of your employment or in the event of any act or acts of gross misconduct or negligence by you.

The Company reserves the right to suspend you with pay from your duties for a reasonable period in connection with an investigation of any alleged misconduct or neglect by you.

On termination of your employment (for whatever reason and howsoever arising) you shall immediately: -

a)deliver up to the Company all property, documents including without limitation notes, memoranda, correspondence and other any material on which data or information is recorded or stored and confidential or other information of the Company or any other third party which has been entrusted to the Company which is under your control or possession and you will not retain any copies of any of the same;
b)repay all outstanding debts or loans due to the Company and the Company is hereby authorised to deduct from any of your wages a sum in repayment of all or any part of any such debts or loans.

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The Company may despite any other provision of this Agreement at any time after either party gives notice of termination of your employment, direct that: -

a)you perform no duties, or that you perform some of your normal duties, or that you perform specific duties that are not your normal duties but are consistent with your status; and/or
b)you must remain available to conduct duties should the Company require you to do so; and/or
c)you refrain from contacting any customers, clients, suppliers, agents, professional advisers, or employees of the Company; and/or
d)you must not enter all of any premises of the Company; and/or
e)you must return to the Company all documents and other materials (including copies) belong or entrusted to any company in the Group.

Any period during which you are suspended or excluded in accordance with this clause shall not exceed 6 months and during such period your salary and other contractual benefits shall continue to be paid or provided by the Company and you must continue to comply without exception with all your obligations under this Agreement. For the avoidance of doubt this includes your obligation under clause 2 that during your employment you shall not directly or indirectly carry on or be engaged concerned or interested in any other business trade or occupation.

12.Restrictive Covenants

For the purpose of this Clause 12:

“the Business” means any business carried on by the Company or any Associated Company at the date of termination of your employment and with which you have been concerned to a material extent in the 12 months immediately preceding such termination;

references to “Associated Companies” shall only be reference to Associated Companies in respect of which you have carried out material duties in the period of 12 months prior to the date of termination of your employment;

“Restricted Person” shall mean any person who or which has at any time during the period of 12 months immediately preceding the date of termination done business with the Company or any Associated Company as a customer or client and with whom or which you shall have had personal contact or dealings, or for whom you were responsible or in respect of which or whom you shall have had access to sensitive financial information (in terms of their dealings with the Company or any Associated Company) unless, by the Termination Date that person has told the Company or Associated Company that they do not want to do business with it;

“Key Person” shall mean any person who at the date of termination of your employment is employed or engaged directly or indirectly by the Company or any Associated Company as an employee, director, consultant or agent and with whom you have had material contact during the course of your employment and (a) is employed or engaged in an executive, managerial or finance capacity and/or (b) is in the possession of Confidential Information belonging to the Company or any Associated Company and/or (c) is directly managed by or reports to you.

You acknowledge that, in carrying out your duties, you will have access to trade secrets and Confidential Information of the Company and/or an Associated Company and you will have contact with and influence over customers, clients, suppliers and employees of the Company and/or an Associated Company. You therefore agree that the restrictions set out below are necessary to protect the legitimate business interests of the Company.

(a) You covenant with the Company that you will not in connection with the carrying on of any business in competition with the Business for the period of 12 months after the termination of your employment without the prior written consent of the Board either alone or jointly with or on behalf of any person directly or indirectly:
(i) canvass, solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided and/or any goods sold by the Company or any Associated Company any Restricted Person;
(ii) deal with or accept orders or business from any Restricted Person in respect of services provided and/or goods sold by the Company or any Associated Company;

080123 Statement of Terms and Conditions of Employment

(iii) solicit or entice away or endeavour to solicit or entice away from the Company or any Associated Company any Key Person (in each case whether or not such person would commit a breach of contract by so doing).

(b) You covenant with the Company that you will not for the period of 6 months after the termination of your employment without the prior written consent of the Board either alone or jointly with or on behalf of any person directly or indirectly carry on or set up to be employed or engaged by or otherwise assist in or be interested in any capacity (save as a shareholder of not more than 3% in aggregate of any class of shares, debentures or other securities of any company which quoted on or dealt in any recognised investment exchange) in a business anywhere within the UK, the USA, France or Germany which is an original equipment manufacturer and which operates in competition with the Business.

The periods during which Clauses 12a(i) and (iii) and 12b are expressed to operate shall each be reduced by such period as you shall have complied during your notice period with a direction to perform no duties and/or not to enter all or any premises of the Company or any Associated Company pursuant to Clause 11.

The covenants contained in Clauses 12a(i) and (iii) and 12b are intended to be separate and severable and enforceable as such.

While the restrictions aforesaid are considered by the parties to be reasonable in all the circumstances, it is agreed that if any restriction shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording thereof were deleted the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

13.Service of Notice

Any notice required to be given under this agreement shall be in writing and shall be deemed served if it is personally delivered to or sent by first class registered post to the last known address of the other party. Any notice so posted shall be deemed served upon the second day following that on which it was posted. These provisions are considered reasonable by the parties in all circumstances at date thereof.

14.Pension Scheme

In line with the revision to the Employment Equality (Age) Regulations 2006 and the removal of the default retirement age, please refer to the Spirit AeroSystems (Europe) Ltd Retirement process which is available for inspection in the HR Department.

New employees are automatically entered into the DC Section of the Pension Scheme upon joining the Company. If you choose to opt-out, you will need to complete the scheme opt-out form and return it to your local HR Department. Please note should you opt-out, future entry will require specific permission of the Trustees and the Company.

If you are currently a member of the Company Pension Scheme, you will remain a member of that scheme. If you then choose to opt-out, future entry will be as detailed above, and any future re-entry would be to the defined contribution section of the scheme only.

Details of the Pension Scheme are available in a separate booklet.

15.Safety and Fire Regulations

You must observe and comply with the Company’s Safety and Fire Regulations and any other associated rules or regulations promulgated by the Company from time to time. You have obligations under the Health & Safety at Work etc Act (1974), which states in particular:

“It shall be the duty of every employee while at work:-

a)to take reasonable care for the health and safety of himself and of other persons who may be affected by his acts or omissions at work; and

080123 Statement of Terms and Conditions of Employment

b)as regards any duty or requirement imposed on his employer or any other person by or under any of the relevant statutory provisions, to co-operate with him so far as is necessary to enable that duty or requirement to be performed or completed.”

Actions by employees rendering the Company liable to prosecution will be deemed to be misconduct and subject to disciplinary action.

16.Confidential Information

During the course of your employment you may have access to, and be entrusted with, information in respect of the business and financing of the Company or its Associated Companies and its dealings/transactions and affairs to include but without limitation to Key Technical Information on all products and services relating to the future business, the company’s pricing strategies, financial information, supplier pricing, existing and future strategies in relation to the company’s intended markets, customer contracts, mergers and acquisition plans whether such information relates to business conducted within or outwith the UK (“Confidential Information”). You shall not at any time (either during or after the termination of your employment) disclose or communicate to any person or use for your own benefit or the benefit of any person any trade secrets or Confidential Information which you acquire during your employment other than in the proper performance of your duties or as ordered by a competent Court. This clause shall not apply to any Confidential Information which shall enter the public domain unless it does so through your default. If requested, you shall comply with the provisions of the Official Secrets Act and shall sign the relevant declaration.

You are expected to seek the prior consent of the Company to give lectures or speak at public meetings on the affairs of the Company or upon any matters or subjects which may affect the Company whether technical, commercial, manufacturing or otherwise, and to publish, or allow to be published, anything upon such matters or subjects in any newspapers, periodicals, circulars or any other publication.

‘You are reminded that you must have regard to your obligations under insider dealing legislation, including without limitation the Criminal Justice Act 1993 and the Financial Services and Markets Act 2000 where applicable. It is a criminal offence for any employee of the Company to disclose, outside the normal course of that employee’s duties, information about the Company or its shares which is unpublished and which, if made public, would be likely to have a significant effect on the market price of the Company’s shares. Additionally, any such person may not buy or sell the Company’s shares, or encourage any other person to buy or sell the Company’s shares, whilst in possession of such information.’

It is your responsibility to read notices published on Company Notice Boards. Omission to read a notice will not be accepted as a reasonable excuse for non-compliance with instructions.

17.Intellectual Property

In this clause and in the rest of this Agreement the following terms have the following meanings:

“Employment Inventions” means any Invention which is made wholly or partially by you at any time during the course of your employment with the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).

“Employment IPRs” means Intellectual Property Rights created by you in the course of your employment with the Company (whether or not during working hours or using Company premises or resources).

“Intellectual Property Rights” means patents, rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to

080123 Statement of Terms and Conditions of Employment

apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

You acknowledge that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, you will hold them on trust for the Company.

You acknowledge that, because of the nature of your duties and the particular responsibilities arising from the nature of your duties, you have a special obligation to further the interests of the Company.

To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in the Company by virtue of law and/or clause 0, then you agree, immediately upon creation of such rights and inventions, to offer to the Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed. If we (meaning the Company and you) cannot agree on such terms within [30] days of the Company receiving the offer, then the Company may refer the dispute to an expert (acting as an expert and not an arbiter) who shall be appointed by the President of the Chartered Institute of Patent Agents. The expert’s decision shall be final and binding on the parties, and the costs of the expert shall be shared by the parties. You may not assign, licence or exploit any Employment IPR or Employment Inventions that do not vest in the Company unless agreed by the Company or as directed by the expert.

You agree:

to give the Company full written details of all Employment Inventions promptly on their creation;

at the Company’s request and in any event on the termination of your employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media in your possession or control which record or relate to any of the Employment IPRs;

not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by you.

You waive all your present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs.

You acknowledge that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to you in respect of your compliance with this clause. This clause is without prejudice to your rights under the Patents Act 1977.

You undertake to execute all documents and do all acts both during and after your employment by the Company as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the

080123 Statement of Terms and Conditions of Employment

Employment IPRs. The Company agrees to reimburse your reasonable expenses of complying with this clause 0.

You agree to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

You hereby irrevocable appoint the Company to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Company or its nominee the benefit of this clause.

You acknowledge in favour of a third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this clause 15 shall be conclusive evidence that such is the case.

Your rights and obligations under this clause will continue after your employment ends.

18.Data Protection

The Company may hold personal information about you (including personal data and sensitive personal data as defined in the Data Protection Act 1998) as part of its personnel and other business records and may use that information in the course of the Company’s business. You agree that the Company may disclose that information to third parties if disclosure is, in the Company’s view, required for the purposes of the Company’s business or that of any other Group Company. This clause applies to information held, used or disclosed in any medium.

19.Grievance Procedure

If you have a grievance related to your employment you should raise the matter, in the first instance, with your manager.

If the matter is not resolved at this level it may be pursued through the Company Grievance Procedure which is available for inspection by prior notification in the HR Department.

20.Disciplinary Procedure

The Company Disciplinary Procedure is available for inspection in the HR Department.

Matters liable to be dealt with under the procedure would include any illegal acts, violence, bad time-keeping, unsatisfactory work, concealment of incorrect and/or unsatisfactory work, ignoring reasonable instructions, buying and selling of articles, unsatisfactory conduct, misdemeanours, unauthorised collections, organisation or participation in gambling, frequent absence from place of work, etc. This list is neither exclusive nor exhaustive.

However, any employee found to have been guilty of gross misconduct will be liable to summary dismissal.

Examples of the type of offence which may constitute gross misconduct are:
Illegal acts, falsification of records, clocking offences, flagrant disregard of Safety Regulations, theft from any employee or the Company, abuse of property of other employees or the Company, assault, drug abuse, drunkenness or refusal to carry out a reasonable instruction, etc. This list is neither exclusive nor exhaustive.

Dismissals will be administered by your Manager in conjunction with the HR Department.

080123 Statement of Terms and Conditions of Employment

At each stage of the disciplinary procedure, you have the right to appeal against any action taken. Appeals should be registered in writing to the HR Manager within 3 working days of notification of the decision.

21.General

a)No notices may be posted on the premises without authorisation.

b)The Management takes no responsibility for your personal property.

c)You must notify the HR Department of any change of your address, home telephone number, marital status and nominated next of kin. Additional qualifications gained should similarly be advised.

d)Certain Policies relating to Family Friendly entitlement and other matters are available from the HR Dept.

e)The Company reserves the right to withhold salary in respect of any period during which you are absent from work without proper authorisation or other valid reason.

f)Where relevant, you are required to show your security pass each time you enter a Site and at other times as required by Security.

22.Company Property

Any Company property, including equipment, security and other passes, and all notes and memoranda of any trade secrets or confidential information concerning the business of the Company which shall be acquired or received during the course of your employment shall be the property of the Company and shall be surrendered by you to someone duly authorised by the Company at the termination of your employment with the Company. Any equipment lost by you is liable to be charged to you.

23.Equal Opportunities Policy

Reference is made to the Equal Opportunities Policy which is available from the HR Dept.

24.Respect at Work Policy

It is the policy of the Company to develop and maintain a working environment wherein all employees have the right, and the ability, to work in an atmosphere free from intimidation of any kind and are treated with dignity and respect.

As such, offensive or discriminatory behaviour, at work (including at /off site Company related events), in any form, between employees, or by any employee directed towards customers, partners, contractors, suppliers, visitors or other stakeholders is deplored and regarded as unacceptable.

Any employee found to be in breach of the above policy may be subject to disciplinary action up to, and including, dismissal. This will be in accordance with the local disciplinary procedure.

A copy of the Respect at Work Policy can be requested from Human Resources.

25.Code of Ethics Policy

The Company is committed to operating within the framework of the laws, rules and regulations applicable to its business. High standards of professional and ethical conduct are required from all our employees. The Code of Ethics and Business Conduct reflects our commitment to a culture of honesty, integrity and accountability and outlines the basic principles, policies and procedures with which all employees of Spirit are expected to comply. You are required to sign and return this document along with our acceptance of our offer of employment.

080123 Statement of Terms and Conditions of Employment

26.Governing Law and Exclusive Jurisdiction

This Agreement will be governed by and construed in accordance with the laws of Scotland]and the parties agree that the Scottish Courts will have exclusive jurisdiction in relation to its interpretation or any disputes arising under it.
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I have read and fully understand the Terms and Conditions of Employment (the “Terms”) as set out above (a full copy of which is in my possession) and agree to abide by them. I accept the appointment on these Terms and those contained in the associated Offer Letter and attachments.

Signature:			(witness)
Date:			(date)

Signature:	/s/ Jenny Scales	(on behalf of Employer)
Date:	16/12/11

080123 Statement of Terms and Conditions of Employment